AMERIGROUP Corporation
2005 Non-Employee Directors Deferred Compensation Plan
Amended and Restated as of May 15, 2010Table of Contents

Page

Article 1 - Definitions
1.1	Annual Deferral	1.2	Beneficiary	1.3	Change of Control	1.4	Code	1.5	Company	1.6	Compensation	1.7	Continuous Service	1
1.8	Crediting Rate	1.9	Deferral Account	1.10	Deferral Commitment	1.11	Deferral Contribution Period	1.12	Deferral Contribution Period Benefit	1.13	Deferral Election Form	1.14	Deferred Compensation Committee	1.15	Director	1.16	ERISA	2
1.17	Participant	1.18	Plan	1.19	Plan Year	1.20	Separation from Service	1.21	Unforeseeable Emergency	1.22	Valuation Date

Article 2 - Participation
2.1 2.2	Deferral Election Form Continuation of Participation

Article 3 - Deferral Commitments
Article 4 - Deferral Accounts
4.1 4.2 4.3 4.4	Deferral Accounts Statements of Account Vesting of Deferral Accounts Determining Balance of Deferral Account for Article 5 Payments

Article 5 - Payment of Benefits
5.1 5.2 5.3 5.4	Election of Time and Form of Payment Separation from Service Payments Change of Control Unforeseeable Emergency Distributions

Article 6 - Death Benefits
Article 7 - Conditions Related to Benefits
7.1 7.2 7.3 7.4	Nonassignability No Right to Company Assets Protective Provisions Withholding

Article 8 - Administration of the Plan
Article 9 - Beneficiary Designation
9.1 9.2 9.3	Beneficiary Designation New Beneficiary Designation Failure to Designate Beneficiary

Article 10 - Amendment and Termination of the Plan
10.1 10.2	Amendment of the Plan Termination of the Plan

Article 11 - Miscellaneous
11.1 11.2 11.3 11.4 11.5 11.6 11.7 11.8	Successors of the Company Compliance with Code Section 409A Gender, Singular and Plural Captions Validity Waiver of Breach Applicable Law Notice

AMERIGROUP Corporation
2005 Non-Employee Directors Deferred Compensation Plan

AMERIGROUP Corporation, a Delaware corporation (the “Company”) established the 2005 Non-Employee Directors Deferred Compensation Plan (the “Plan”), effective January 1, 2005 to provide non-employee Directors of the Company with flexibility in timing the receipt of Board of Directors service fees and to assist the Company in attracting and retaining qualified individuals to serve as Directors. The Plan is now amended and restated effective May 15, 2010 (“Effective Date”).

ARTICLE 1 — Definitions

1.1	Annual Deferral: shall mean the amount of Compensation which the Participant elects to defer under the Deferral Commitment pursuant to Article 3 of the Plan.

1.2	Beneficiary: shall mean the person or persons or entity designated as such in accordance with Article 8 of the Plan.

1.3	Change of Control: shall mean the cessation for any reason of the following individuals to constitute a majority of the number of directors then serving: individuals who, on January 1, 2005 constitute the Board of Directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on January 1, 2005 or whose appointment, election or nomination for election was previously so approved or recommended (provided, such event also constitutes, within the meaning of Section 409A(a)(2)(A)(v) of the Code, (x) a change in the ownership of the Company, (y) a change in the effective control of the Company, or (z) a change in the ownership of a substantial portion of the Company’s assets).

1.4	Code: shall mean the Internal Revenue Code of 1986, as amended.

1.5	Company: shall mean AMERIGROUP Corporation and any successor(s) in interest.

1.6	Compensation: shall mean a Director’s retainer fee for services as a Director during a Deferral Computation Period.

1.7	Crediting Rate: shall mean certain investment alternatives designated by the Deferred Compensation Committee from time to time for determining adjustments of amounts credited to the Deferral Accounts of Participants. The Deferred Compensation Committee, in its sole discretion, will establish administrative rules for applying the Crediting Rate.

1.8	Deferral Account: shall mean the bookkeeping device used by the Company to measure and determine the amounts to be paid to a Participant under the Plan.

1.9	Deferral Commitment: shall mean a commitment made by a Participant to defer compensation during a Deferral Contribution Period pursuant to Articles 2 and 3 of the Plan for which a Deferral Election Form has been submitted by the Participant.

1.10	Deferral Contribution Period: shall mean the period of one (1) Plan Year over which the Participant has elected to defer Compensation pursuant to Article 3 of the Plan.

1.11	Deferral Contribution Period Benefit: shall mean the portion of a Participant’s Deferral Account attributable to his Annual Deferrals during a Deferral Contribution Period.

1.12	Deferral Election Form: shall mean a written agreement (or an agreement accomplished on-line/electronically, as permitted from time to time by the Deferred Compensation Committee) between the Company and the Participant, entered into pursuant to paragraph 2.1 of the Plan, by which the Participant elects to participate in the Plan and make a Deferral Commitment.

1.13	Deferred Compensation Committee: shall mean Management’s Benefits and Compensation Committee, appointed by the Company to administer the Plan pursuant to Article 8 of the Plan.

1.14	Director: shall mean a non-employee Director of the Company.

1.15	Participant: shall mean a Director who is participating in the Plan as provided in Article 2 or for whom a Deferral Account is otherwise being maintained under the Plan.

1.16	Plan: shall mean this 2005 Non-Employee Directors Deferred Compensation Plan as set forth in this document and as the same may be amended, supplemented and/or restated from time to time and any successor plan.

1.17	Plan Year: shall mean the 12-month period from January 1 through December 31.

1.18	Separation from Service: shall mean a Participant’s ceasing to be a Director.

1.19	Unforeseeable Emergency: shall mean an unforeseeable emergency (within the meaning of Code Section 409(A)(a)(2)(B)(ii)(I)), that is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant (as defined in Code Section 152(a)); loss of the Participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant.

1.20	Valuation Date: shall mean (a) in the case of distributions pursuant to paragraph 5.3 of the Plan, the last day of each calendar month; (b) in the case of all other distributions pursuant to Plan, the last day of each Plan year calendar quarter, and (c) such other dates as the Deferred Compensation Committee may determine in its discretion for the valuation of a Participant’s Deferral Account, but only to the extent such discretion does not change the form or time of payment otherwise provided for in Article 5 based upon the Valuation Date described in (a) and (b) above.

ARTICLE 2 — Participation

2.1	Deferral Election Form. Any Director may elect to participate in the Plan and to make a Deferral Commitment by submitting a Deferral Election Form to the Deferred Compensation Committee prior to the beginning of the Deferral Contribution Period. Except as otherwise provided in this Plan, the Participant’s Deferral Commitment shall be irrevocable.

2.2	Continuation of Participation. A Participant who has elected to participate in the Plan by making a Deferral Commitment shall continue as a Participant in the Plan for purposes of such Deferral Commitment until the balance of the Participant’s Deferral Account is paid to him pursuant to the Plan. A Participant shall not be eligible to make a new Deferral Commitment unless the Participant is a Director with respect to the Plan Year for which the election is made.

ARTICLE 3 — Deferral Commitments

A Participant may elect to defer up to 100% of his Compensation.
ARTICLE 4	- Deferral Accounts

4.1	Deferral Accounts. A Deferral Account shall be established for each Participant. The Deferral Account shall be credited with the applicable portion of the Annual Deferral as of the approximate date such amounts would otherwise have been paid to the Participant. Deferral Accounts shall, except as otherwise provided in the Plan, be adjusted for investment experience according to the Crediting Rate, as in effect from time to time, until all benefits attributable to the Participant’s Deferral Account have been paid. Notwithstanding anything in this paragraph to the contrary, the Deferred Compensation Committee may, in its sole discretion, establish administrative rules for the purpose of crediting and adjusting Deferral Accounts.

4.2	Statements of Account. The Deferred Compensation Committee shall provide periodically (but no less frequently than annually) to each Participant a statement setting forth the balance of the Deferral Account maintained for such Participant. Alternatively, the Deferred Compensation Committee may provide Account information through on-line/electronic means, as communicated to participants.

4.3	Vesting of Deferral Accounts. Each Participant shall be one hundred percent (100%) vested at all times in the adjusted balance of the Participant’s Deferral Account.

4.4	Determining Balance of Deferral Account for Article 5 Payments. For purposes of the payment of benefits attributable to a Participant’s Deferral Account pursuant to Article 5, the balance of the Participant’s Deferral Account shall be determined as of the Valuation Date immediately preceding the date of payment.

ARTICLE 5 — Payment of Benefits

5.1	Election of Time and Form of Payment. Except as provided in paragraph 5.2 of the Plan with respect to certain Separation from Service payments, in paragraph 5.4 of the Plan with respect to Unforeseeable Emergency distributions and in Article 6 of the Plan with respect to death benefits, a Participant’s Deferral Contribution Period Benefit shall be paid to the Participant as specified in the Participant’s Deferral Election Form relating to the applicable Deferral Contribution Period. A Participant shall receive a lump sum payment of his Deferral Contribution Period Benefit, which shall be made pursuant to the Participant’s Deferral Election Form, either (a) during (and not earlier than) January of a chosen year that is at least five (5) years after the end of the Deferral Contribution Period in which the contribution was made; or (b) within ninety (90) days after the end of the calendar quarter in which the Participant’s Separation from Service occurs. Any such election shall be irrevocable.

5.2	Separation from Service Payments. In the event of a Participant’s Separation from Service with the Company prior to a date elected pursuant to paragraph 5.1(a) of the Plan, the Company shall pay to the Participant the related Deferral Contribution Period Benefit(s) in the form of a lump sum payment, which shall be made within ninety days (90) days after the end of the calendar quarter in which the Participant’s Separation from Service occurs.

5.3	Change of Control. In the event a Change of Control occurs, the Employer shall pay to all Participants with Deferral Accounts under the Plan the related Deferral Contribution Period Benefit(s) in the form of a lump sum payment. The payment shall be made within 60 days following the Valuation Date coincident with or next following the date on which the Change of Control occurs.

5.4	Unforeseeable Emergency Distributions. At the sole discretion of the Deferred Compensation Committee, in the case of a Participant who incurs an Unforeseeable Emergency, the Deferred Compensation Committee may direct the Company to pay all or a portion of the Participant’s benefits attributable to his Deferral Account to or on behalf of the Participant to alleviate the Unforeseeable Emergency. In no event, however, shall the amount of the payment exceed the amounts necessary to satisfy the Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the payment, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of the assets would not itself cause severe financial hardship). In the event that a payment is made to a Participant on account of Unforeseeable Emergency pursuant to this paragraph 5.4, the Participant’s Annual Deferrals under the Plan shall be suspended for the remainder of the Deferral Contribution Period in which the Participant received the payment on account of Unforeseeable Emergency.

ARTICLE 6 — Death Benefits

Lump Sum Death Benefit. If a Participant dies prior to Separation from Service or after Separation from Service but before the balance of the Participant’s Deferral Account has been paid, the Company shall pay the balance of the Participant’s Deferral Account to the Participant’s Beneficiary in a lump sum within ninety (90) days after the end of the calendar quarter in which the death of the Participant occurs.

ARTICLE 7 — Conditions Related to Benefits

7.1	Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. No Participant or Beneficiary may borrow from or against the Participant’s Deferral Account. These benefits shall be exempt from the claims of creditors or other claimants of any Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions against any Participant or Beneficiary to the fullest extent allowed by law.

7.2	No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. A Participant’s Annual Deferrals, as adjusted pursuant to the Crediting Rates, shall remain solely the property of the Company, subject to the claims of the Company’s general creditors, until distributed to the Participant or the Participant’s Beneficiary in accordance with the terms of the Plan.

7.3	Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Deferred Compensation Committee in order to facilitate the payment of benefits hereunder and by taking such physical examinations and other actions as the Deferred Compensation Committee may deem necessary and request in connection with the administration of the Plan. If the Participant refuses to cooperate or makes any material misstatement or nondisclosure of information, then no benefits will be payable hereunder to such Participant or his Beneficiary.

7.4	Withholding. The Participant or the Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local tax withholding requirements applicable to the payment of benefits under the Plan. If no such arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

ARTICLE 8 — Administration of the Plan

The Deferred Compensation Committee shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Deferred Compensation Committee shall determine in its sole discretion those who are eligible to participate in the Plan and shall have the right to set guidelines for participation under the Plan including, but not limited to, the type, manner and level of Deferral Commitments. The Deferred Compensation Committee shall further establish, adopt or revise such other rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Deferred Compensation Committee shall be final and binding. The individuals serving on the Deferred Compensation Committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance, arising out of any action taken by any member of the Deferred Compensation Committee with respect to the Plan, unless such liability arises from the individual’s own gross negligence or willful misconduct.

ARTICLE 9 — Beneficiary Designation

9.1	Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as a Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing and delivered to the Deferred Compensation Committee during the Participant’s lifetime on a form prescribed by the Deferred Compensation Committee.

9.2	New Beneficiary Designation. The Participant shall have the right to change or revoke any such designation from time to time by filing a new designation or notice of revocation with the Company, and no notice to any Beneficiary nor consent by any Beneficiary shall be required to effect any such change or revocation.

9.3	Failure to Designate Beneficiary. If a Participant fails to designate a Beneficiary before his death, or if no designated Beneficiary survives the Participant, the Deferred Compensation Committee shall direct the Company to pay the balance of the Participant’s Deferral Account in a lump sum to the Participant’s surviving spouse, if any, or if there is no surviving spouse, then to the estate of the Participant; provided, however, in the event payment is to be made to the Participant’s estate, if no executor or administrator shall have been appointed, and actual notice of the death was given to the Deferred Compensation Committee within sixty (60) days after the Participant’s death, and if his Account balance does not exceed ten thousand dollars ($10,000), the Deferred Compensation Committee may direct the Company to pay the Deferral Account balance to such person or persons as the Deferred Compensation Committee determines may be entitled to it, and the Deferred Compensation Committee may require such proof of right and/or identity of such person or persons as the Deferred Compensation Committee may deem appropriate and necessary.

ARTICLE 10 — Amendment and Termination of the Plan

10.1	Amendment of the Plan. The Company may at any time amend the Plan in whole or in part, prospectively or retroactively; provided however, that such amendment (i) shall not decrease the vested balance of any Participant’s Deferral Account at the time of such amendment and (ii) shall not retroactively change the applicable Crediting Rates of the Plan that were in effect prior to the time of such amendment. The Company or Deferred Compensation Committee may amend the Crediting Rates of the Plan prospectively and in that event shall notify the Participants of such amendment in writing within thirty (30) days of such amendment.

10.2	Termination of the Plan. The Company may at any time terminate the Plan as to all or any group of Participants provided, however, that no payments under the Plan shall be made to the Participants after any such termination unless and until payment is permissible under Code Section 409A.

ARTICLE 11 — Miscellaneous

11.1	Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

11.2	Compliance with Code Section 409A. The Plan is intended to comply with the provisions of Code Section 409A so as to defer taxation of the amounts deferred hereunder until the time of payment, and the Plan shall be construed and administered in accordance with this intention.

11.3	Gender, Singular and Plural. All pronouns and variations thereof shall be deemed to refer to the masculine or feminine, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

11.4	Captions. The captions of the articles and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.5	Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

11.6	Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

11.7	Applicable Law. The Plan shall be governed and construed in accordance with the laws of the Commonwealth of Virginia.

11.8	Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing or hand-delivered, or sent by registered or certified mail, return receipt requested, to the principal office of the Company, directed to the attention of the Deferred Compensation Committee. Such notice shall be deemed given as of the date of delivery, or if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed effective as of the 15th day of May, 2010.

AMERIGROUP Corporation

By:
Title:

Date: